Exhibit 99.1

[First Community Bancshares, Inc. Logo]

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
August 18, 2004	CONTACT: Robert L. Schumacher
at (276) 326-9000

First Community Bancshares, Inc. Declares Third Quarter Dividend

     Bluefield, Virginia – On August 17, 2004, the Board of Directors of First Community Bancshares, Inc. (Nasdaq: FCBC; www.fcbinc.com) declared its Third Quarter dividend to shareholders. The dividend, in the amount of $0.25 per common share, is payable to shareholders of record September 15, 2004, and is expected to be paid on or about September 30, 2004. The Third Quarter dividend, when annualized, represents a yield on the $30.62 August 16, 2004 closing price of approximately 3.27%.

     First Community Bancshares, Inc. headquartered in Bluefield, Virginia, is a $1.85 billion bank holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through 52 full-service banking locations and two trust and investment management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank is also the parent of Stone Capital Management, Inc., a SEC registered investment advisory firm, which offers wealth management and investment advice. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ National market under the symbol “FCBC”.

DISCLAIMER

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.